EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) on Form S-8 of our report dated June 28, 2006, appearing in the Annual Report on Form 20-F of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) for the year ended December 31, 2005.

Deloitte Reviseurs d’Entreprises SC s.f.d. SCRL

Represented by:

/s/ Philip Maeyaert

Brussels, Belgium
December 11, 2006